WARNER MUSIC GROUP CORP. REPORTS FULL-YEAR AND FOURTH-QUARTER

RESULTS FOR THE PERIOD ENDED SEPTEMBER 30, 2007

Digital revenue grows 9% sequentially to $130 million or 15% of total revenue

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Total revenue of $869 million for the fourth quarter of 2007 increased 2% from the prior-year quarter, and declined 2% on a constant-currency basis. Full-year 2007 revenue declined 4% to $3,385 million, or 7% on a constant-currency basis.

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Digital revenue was $130 million, or 15% of total revenue in the quarter, up 9% sequentially from $119 million in the third quarter of fiscal 2007 and up 25% from $104 million in the prior-year quarter. Full-year 2007 digital revenue rose 30% to $460 million, or 14% of total revenue.

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Operating income increased 8% to $71 million in the quarter compared to $66 million in the prior-year quarter. For full-year 2007, operating income was $215 million compared to $283 million in the prior year.

•

Operating income before depreciation and amortization (OIBDA) rose 6% to $134 million from $126 million in the prior-year quarter. OIBDA in the fiscal year amounted to $461 million compared to $518 million in the prior year.

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Net income of $0.03 per diluted share in the quarter fell from net income of $0.08 per diluted share in the prior-year quarter. Net loss of $0.14 per diluted share in the fiscal year compared to net income of $0.40 per diluted share in the prior year.

NEW YORK, November 29, 2007—Warner Music Group Corp. (NYSE: WMG) today announced its full-year and fourth-quarter financial results for the period ended September 30, 2007.

“As expected, this has been a challenging quarter, reflecting the difficulties in any industry transformation of this scale. But we remain confident for two primary reasons: continued growth in the broader music market that our long-term strategy targets, and the disciplined creative leadership shown by WMG to expand our music business model,” said Edgar Bronfman, Jr., Warner Music Group’s Chairman and CEO. “Despite the difficult global recorded music environment, we outperformed the market again this quarter while continuing to lay the foundation for future growth.”

Michael Fleisher, Warner Music Group’s Executive Vice President and CFO, added: “Even as we redefine our role in the overall music industry, we maintain our focus on financial discipline. Our realignment initiatives announced in May were completed on schedule and resulted in total restructuring and implementation charges of $63 million in this fiscal year, better than the previously announced range of $65 million to $80 million.”

Fourth-Quarter Results

In the discussion below, the following items are included in the company’s fourth-quarter results for fiscal year 2007:

•	$9 million in restructuring and implementation expenses (including $5 million for Recorded Music and $1 million for Music Publishing) related to the company’s realignment initiatives; and

•	a $12 million benefit in Recorded Music from the final allocation of royalty payable balances to artist accounts in connection with the settlement with Bertelsmann AG regarding Napster.

In fiscal year 2006, the results for the fourth quarter included a $13 million benefit in Recorded Music related to our settlement regarding Kazaa.

For the fourth quarter 2007, revenue grew 1.8% to $869 million from $854 million in the prior-year quarter, and fell 1.5% on a constant-currency basis. This constant-currency decline was driven by a challenging Recorded Music industry environment as the shift in consumption patterns from physical sales to new forms of digital music continues. On a constant-currency basis, revenue gains in the U.S. and flat European results were more than offset by declines in the Latin America and Asia Pacific regions. Domestic revenue increased 5.9% while international revenue was down 2.5%, or 8.0% on a constant-currency basis.

Operating income for the quarter rose 7.6% to $71 million from $66 million in the prior-year quarter and operating margin improved 0.5 percentage points to 8.2%. OIBDA for the quarter increased 6.3% to $134 million from $126 million in the prior-year quarter and OIBDA margin expanded by 0.6 percentage points to 15.4%. The increase in OIBDA and OIBDA margins primarily reflects an increase in higher-margin digital sales and a decrease in annual bonus compensation. These benefits were partially offset by the decline in physical sales, resulting in fixed costs spread over a smaller revenue base, increased product costs and the costs associated with our realignment plan.

Net income was $5 million or $0.03 per diluted share for the quarter. Net income in the fourth quarter of 2006 was $12 million, or $0.08 per diluted share. As of September 30, 2007, the company reported a cash balance of $333 million, total long-term debt of $2.27 billion and net debt (total long-term debt minus cash) of $1.94 billion.

For the quarter, net cash provided by operating activities was $105 million. Negative free cash flow (calculated by taking cash flow from operations less capital expenditures and cash paid for investments) amounted to $48 million, compared to free cash flow of $62 million in the comparable fiscal 2006 quarter. Unlevered after-tax cash flow (defined as free cash flow excluding cash interest paid) was negative $33 million, compared to unlevered after-tax cash flow of $85 million in the comparable fiscal 2006 quarter (see below for calculations and reconciliations of Non-GAAP Free Cash Flow and Unlevered After-Tax Cash Flow). Free Cash Flow and Unlevered After-Tax Cash Flow for the fourth quarter of 2007 reflect our previously disclosed investment of $110 million in Front Line Management.

Below is the business segment discussion for the quarter.

Recorded Music

Revenue for the company’s Recorded Music business increased 0.7% from the prior-year quarter to $736 million, and declined 1.7% on a constant-currency basis. Lower international sales were the most significant contributor to this decline, while domestic sales grew in the current period. Recorded Music digital revenue of $124 million grew 28% over the prior-year quarter and represented 16.8% of total Recorded Music revenue. Domestic Recorded Music digital revenue amounted to $80 million or 20.2% of total domestic Recorded Music revenue.

Major sellers in the quarter included titles from Linkin Park, Nickelback, James Blunt, matchbox twenty and Smashing Pumpkins. Domestic Recorded Music revenue grew 7.6% from the prior-year quarter to $396 million, while international Recorded Music revenue dropped 6.3% from the prior-year quarter to $340 million, and fell 10.8% on a constant-currency basis. Gains in domestic revenue were largely the result of easier domestic release comparisons against prior-year results. The drop in international Recorded Music revenue in the quarter was primarily the result of declines in the U.K., Spain, France and Japan, partially offset by strength in Germany, Italy and certain other European markets. Internationally, Recorded Music industry pressures and a lighter international release schedule negatively impacted results. Several of the top-selling albums in the prior year were international albums from artists such as Muse, Maná and Kobukuro.

Recorded Music operating income totaled $60 million in the quarter, largely flat against $59 million in the prior-year quarter, resulting in an operating margin of 8.2% compared to 8.1% in the prior-year quarter. Recorded Music OIBDA advanced 3.0% to $104 million for the quarter, compared to $101 million in the prior-year quarter. Recorded Music OIBDA margin expanded 0.3 percentage points from the prior-year quarter to 14.1%.

Music Publishing

Music Publishing revenue in the quarter increased by 7.0% from the prior-year quarter to $137 million, and grew 0.7% on a constant-currency basis. Music Publishing revenue grew 16.0% internationally, or 4.8% on a constant-currency basis, over the prior-year quarter, led by Europe, more than offsetting a 5.7% domestic revenue decline. Digital revenue from Music Publishing amounted to $7 million, which represents 5.1% of total Music Publishing revenue for the quarter.

On a constant-currency basis, declines in mechanical revenue of 4.0% and synchronization revenue of 8.0% were more than offset by an 8.0% increase in performance revenue and flat digital revenue. Mechanical revenue weakness reflects the decline in physical sales.

Music Publishing operating income amounted to $39 million up 5.4% from $37 million in the prior-year quarter, resulting in an operating margin of 28.5%. Music Publishing OIBDA lifted 3.8% to $55 million for the quarter, compared to $53 million in the prior-year quarter. Music Publishing OIBDA margin contracted 1.3 percentage points from the prior-year quarter to 40.1% largely due to the mix of sales.

Full-Year Results

In the discussion below, the following items are included in the company’s fiscal year 2007 results:

•	$63 million in restructuring and implementation expenses (including $53 million for Recorded Music and $2 million for Music Publishing) related to the company’s realignment initiatives;

•	a $64 million benefit (including $61 million for Recorded Music and $3 million for Music Publishing) from the settlement with Bertelsmann AG regarding Napster; and

•	$9 million in expenses incurred in connection with the previously disclosed proposed acquisition of EMI Group plc.

In fiscal year 2006, results included a $13 million benefit for Recorded Music related to our settlement regarding Kazaa.

For the full year 2007, revenue fell 3.7% to $3,385 million from $3,516 million last year, or fell 6.8% on a constant-currency basis. Total revenue in 2007 was split 49% domestic and 51% international. Domestic revenue declined 1.8% over the prior year while international revenue dropped 5.8%, or 11.3% on a constant-currency basis. Total digital revenue rose 30% year-on-year to $460 million, was split 68% domestic and 32% international and represented 13.6% of total revenue for the fiscal year. Recorded Music sales were challenged by fewer high-volume sellers and a weaker physical sales backdrop, with digital gains failing to compensate for physical declines as the Recorded Music industry continues to be in transition.

The company’s operating income of $215 million decreased from $283 million in the last fiscal year and operating margin contracted 1.6 percentage points to 6.4%.

OIBDA for the fiscal year amounted to $461 million compared to $518 million last year and OIBDA margin contracted by 1.1 percentage points to 13.6%. The decline in OIBDA margin primarily reflects negative operating leverage from lower sales on a similar fixed cost base that was particularly evident early in the fiscal year, higher product costs and costs associated with our realignment plan. This was partially offset by an increase in higher-margin digital sales, the benefit from a legal settlement and a decrease in annual bonus compensation.

Net loss this fiscal year was $21 million or $0.14 per diluted share, compared to net income of $60 million or $0.40 per diluted share for the 2006 fiscal year.

For the fiscal year 2007, net cash provided by operating activities was $302 million. Free cash flow amounted to $22 million compared to free cash flow of $172 million in fiscal year 2006. Unlevered after-tax cash flow was $158 million, compared to $313 million in fiscal year 2006 (see below for calculations and reconciliations of Non-GAAP

Free Cash Flow and Unlevered After-Tax Cash Flow). Free Cash Flow and Unlevered After-Tax Cash Flow for fiscal 2007 include the previously disclosed investments of $110 million in Front Line Management and $65 million in Roadrunner as well as $63 million in restructuring-related charges and $110 million in cash received from our settlement with Bertelsmann AG regarding Napster. Free Cash Flow and Unlevered After-Tax Cash Flow for fiscal 2006 included a previously disclosed investment of $63 million in Rykodisc.

Below is the business segment discussion for the fiscal year.

Recorded Music

Recorded Music revenue fell 5.6% to $2,837 million, and was down 8.2% on a constant-currency basis over the prior year. Domestic Recorded Music revenue declined 1.5% from the prior year to $1,461 million while international revenue fell 9.6%, or 14.4% on a constant-currency basis. Recorded Music revenue was split 51% domestic and 49% international. Digital Recorded Music revenue grew 30% over the prior year to $434 million and represented 15.3% of total Recorded Music revenue for fiscal 2007, up from an 11.1% share in fiscal 2006. Domestic Recorded Music digital revenue amounted to $295 million or 20.2% of total domestic Recorded Music revenue. Major sellers for the year were Linkin Park, Josh Groban, Michael Bublé and My Chemical Romance.

Recorded Music operating income dropped 25.2% to $237 million for the year from $317 million last year and operating income margin contracted 2.2 percentage points to 8.4%.

Recorded Music OIBDA fell 15.8% to $404 million for the year from $480 million last year and OIBDA margin declined 1.6 percentage points to 14.4%.

Music Publishing

Music Publishing revenue grew 5.9% from the prior year to $570 million, and was up 0.7% on a constant-currency basis. Domestic Music Publishing revenue declined 3.6% over the prior year to $212 million while international revenue rose 12.6%, or 3.5% on a constant-currency basis. Music Publishing revenue was split 37% domestic and 63% international, as international revenue includes licensing from U.S. and U.K. repertoire.

Digital revenue from Music Publishing grew 35.0% over the prior year to $27 million and represented 4.7% of total Music Publishing revenue in fiscal 2007, up from a 3.7% share in fiscal 2006. On a constant-currency basis, an increase in performance revenue of 5.4% and digital revenue of 28.6% was offset by declines in mechanical and synchronization revenue of 4.2% and 1.2%, respectively.

Music Publishing operating income rose 16.7% over the prior year to $98 million, yielding an operating margin of 17.2%, up 1.6 percentage points year-over-year. Music Publishing OIBDA was $160 million, up 11.1% from $144 million in the prior year, leading to a margin increase of 1.3 percentage points to 28.1%.

Financial details for the full fiscal year can be found in the company’s current Form 10-K, filed today with the Securities and Exchange Commission.

This morning, management will be hosting a conference call to discuss the results at 8:30 A.M. EST. The call will be webcast on www.wmg.com.

About Warner Music Group

Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, Cordless, East West, Elektra, Lava, Nonesuch, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K and our other filings with the U.S. Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

Figure 1. Warner Music Group Corp.—Consolidated Statement of Operations, Three and Twelve Months Ended 9/30/07 versus 9/30/06 (dollars in millions, except per share amounts)

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	% Change	Twelve Months Ended September 30, 2007	Twelve Months Ended September 30, 2006	% Change
	(unaudited)	(unaudited)		(audited)	(audited)
Revenues:	$869	$854	2%	$3,385	$3,516	(4)%
Costs and expenses:
Cost of revenues	(459)	(438)	5%	(1,823)	(1,822)	—
Selling, general and administrative expenses	(301)	(314)	(4)%	(1,164)	(1,232)	(6)%
Other income	21	14	50%	73	14	421%
Restructuring costs	(6)	—	—	(50)	—	—
Amortization of intangible assets	(53)	(50)	6%	(206)	(193)	7%

Total costs and expenses	$(798)	$(788)	(1)%	$(3,170)	$(3,233)	(2)%

Operating income	$71	$66	8%	$215	$283	(24)%
Interest expense, net	(45)	(45)	—	(182)	(180)	1%
Equity in (losses) gains of equity-method investees, net	(1)	—	—	—	1	—
Minority interest	(3)	—	—	(5)	—	—
Other income, net	5	—	—	—	3	—

Income before income taxes	$27	$21	29%	$28	$107	(74)%
Income tax expense	(22)	(9)	144%	(49)	(47)	4%

Net income (loss)	$5	$12	(58)%	$(21)	$60	(135)%

Net income (loss) per share:
Basic	$0.03	$0.08		$(0.14)	$0.42

Diluted	$0.03	$0.08		$(0.14)	$0.40

Weighted averages shares outstanding:
Basic	147.0	144.3		146.2	142.8

Diluted	150.5	151.3		146.2	150.9

Figure 2. Warner Music Group Corp.—Consolidated Balance Sheets as of 9/30/07 and 9/30/06 (dollars in millions)

	September 30, 2007	September 30, 2006	% Change
	(audited)	(audited)
Assets:
Current Assets
Cash & cash equivalents	$333	$367	(9)%
Short-term investments	—	18	(100)%
Accounts receivable, less allowances of $167 and $207	555	585	(5)%
Inventories	58	59	(2)%
Royalty advances (expected to be recouped w/in 1 year)	176	191	(8)%
Deferred tax assets	40	45	(11)%
Other current assets	33	35	(6)%

Total Current Assets	$1,195	$1,300	(8)%
Royalty advances (expected to be recouped after 1 year)	216	207	4%
Investments	146	25	484%
Property, plant & equipment, net	133	146	(9)%
Goodwill	1,065	929	15%
Intangible assets subject to amortization, net	1,632	1,711	(5)%
Intangible assets not subject to amortization	100	100	—
Other assets	85	102	(17)%

Total Assets	$4,572	$4,520	1%

Liabilities & Shareholders’ (Deficit) Equity:
Current Liabilities
Accounts payable	$225	$209	8%
Accrued royalties	1,226	1,142	7%
Taxes & other withholdings	33	32	3%
Current portion of long-term debt	17	17	—
Dividend payable	23	22	5%
Other current liabilities	358	377	(5)%

Total current liabilities	$1,882	$1,799	5%

Long-term debt	$2,256	$2,239	1%
Dividends payable	1	3	(67)%
Deferred tax liabilities, net	244	197	24%
Other noncurrent liabilities	225	224	—

Total Liabilities	$4,608	$4,462	3%

Common stock	—	—	—
Additional paid-in capital	579	567	2%
Accumulated deficit	(614)	(516)	19%
Accumulated other comprehensive income, net	(1)	7	(114)%

Total Shareholders’ (Deficit) Equity	$(36)	$58	(162)%

Total Liabilities & Shareholders’ (Deficit) Equity	$4,572	$4,520	1%

Figure 3. Warner Music Group Corp.—Summarized Statement of Cash Flows, Three and Twelve Months Ended 9/30/07 versus 9/30/06 (dollars in millions)

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	% Change	Twelve Months Ended September 30, 2007	Twelve Months Ended September 30, 2006	% Change
	(unaudited)	(unaudited)		(audited)	(audited)
Net cash provided by operating activities	$105	$84	25%	$302	$307	(2)%
Net cash used in by investing activities	(153)	(11)	1291%	(255)	(153)	67%
Net cash used in financing activities	(24)	(13)	85%	(94)	(81)	16%
Effect of foreign currency exchange rates on cash	9	1	800%	13	6	117%

Net increase (decrease) in cash	$(63)	$61	(203)%	$(34)	$79	(143)%

Supplemental Disclosures Regarding Non-GAAP Financial Information

OIBDA

We evaluate our operating performance based on several factors, including our primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (which we refer to as OIBDA). We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, and believe the presentation of OIBDA helps improve the ability to understand the company’s operating performance and evaluate our performance in comparison to comparable periods. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income (loss) and other measures of financial performance reported in accordance with accounting principles generally accepted in the U.S (“GAAP”).

Figure 4. Warner Music Group Corp.—Reconciliation of OIBDA to Net Income, Three and Twelve Months Ended 9/30/07 versus 9/30/06 (dollars in millions)

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	% Change	Twelve Months Ended September 30, 2007	Twelve Months Ended September 30, 2006	% Change
	(unaudited)	(unaudited)		(audited)	(audited)
OIBDA	$134	$126	6%	$461	$518	(11)%
Depreciation expense	(10)	(10)	—	(40)	(42)	(5)%
Amortization expense	(53)	(50)	6%	(206)	(193)	7%

Operating income	$71	$66	8%	$215	$283	(24)%
Interest expense, net	(45)	(45)	—	(182)	(180)	1%
Equity in (losses) gains of equity-method investees, net	(1)	—	—	—	1	—
Minority interest	(3)	—	—	(5)	—	—
Other income, net	5	—	—	—	3	—

Income before income taxes	$27	$21	29%	$28	$107	(74)%
Income tax expense	(22)	(9)	144%	(49)	(47)	4%

Net income (loss)	$5	$12	(58)%	$(21)	$60	(135)%

OIBDA Margin	15.4%	14.8%		13.6%	14.7%
Operating Income Margin	8.2%	7.7%		6.4%	8.0%

Figure 5. Warner Music Group Corp.—Reconciliation of Segment Operating Income to OIBDA, for the Three and Twelve Months ended 9/30/07 versus 9/30/06 (dollars in millions)

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	% Change	Twelve Months Ended September 30, 2007	Twelve Months Ended September 30, 2006	% Change
	(unaudited)	(unaudited)		(audited)	(audited)
Total WMG Operating Income - GAAP	$71	$66	8%	$215	$283	(24)%
Depreciation and Amortization	63	60	5%	246	235	5%

Total WMG OIBDA	$134	$126	6%	$461	$518	(11)%

Recorded Music Operating Income—GAAP	$60	$59	2%	$237	$317	(25)%
Depreciation and Amortization	44	42	5%	172	163	6%

Recorded Music OIBDA	$104	$101	3%	$409	$480	(15)%

Music Publishing Operating Income—GAAP	$39	$37	5%	$98	$84	17%
Depreciation and Amortization	16	16	—	62	60	3%

Music Publishing OIBDA	$55	$53	5%	$160	$144	11%

Constant Currency

As exchange rates are an important factor in understanding period to period comparisons, we believe the presentation of results on a constant-currency basis in addition to reported results helps improve the ability to understand the company’s operating results and evaluate our performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant-currency basis as one measure to evaluate our performance. However, a limitation of the use of the constant-currency results as a performance measure is that it does not reflect the $28 million, $18 million and $8 million favorable impact of exchange rates on our Total, Recorded Music and Music Publishing revenue, respectively, in the three months ended September 30, 2007 compared to the comparable prior-year quarter and the $116 million, $86 million and $28 million favorable impact of exchange rates on our Total, Recorded Music and Music Publishing revenue, respectively, in the fiscal year ended September 30, 2007 compared to the prior year. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and is not a measure of performance presented in accordance with GAAP.

Figure 6. Warner Music Group Corp.—Revenue by Geography, Three and Twelve Months Ended 9/30/07 versus 9/30/06 As Reported and Constant Currency (dollars in millions)

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Three Months Ended September 30, 2006	Twelve Months Ended September 30, 2007	Twelve Months Ended September 30, 2006	Twelve Months Ended September 30, 2006
	As reported	As reported	Constant $	As reported	As reported	Constant $
	(unaudited)	(unaudited)	(unaudited)	(audited)	(audited)	(audited)
Revenue by Geography:
US revenue	$446	$421	$421	$1,673	$1,703	$1,703
Recorded Music	396	368	368	1,461	1,483	1,483
Music Publishing	50	53	53	212	220	220

International revenue	427	438	464	1,734	1,840	1,954
Recorded Music	340	363	381	1,376	1,522	1,608
Music Publishing	87	75	83	358	318	346
Intersegment eliminations	$(4)	$(5)	$(3)	$(22)	$(27)	$(25)

Total Revenue	$869	$854	$882	$3,385	$3,516	$3,632

Revenue by Segment:
Recorded Music	$736	$731	$749	$2,837	$3,005	$3,091
Music Publishing	137	128	136	570	538	566
Intersegment eliminations	(4)	(5)	(3)	(22)	(27)	(25)

Total Revenue	$869	$854	$882	$3,385	$3,516	$3,632

Free Cash Flow

Free cash flow reflects our cash flow provided by operating activities less capital expenditures and cash paid or received for investments. We use free cash flow, among other measures, to evaluate our operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, fund ongoing operations and working capital needs and pay ongoing regular quarterly dividends. As a result, free cash flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by our investors and analysts for purposes of valuation and comparing the operating performance of our company to other companies in our industry.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free cash flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. As free cash flow deducts capital expenditures and cash paid or received for investments from “cash flow provided by operating activities” (the most directly comparable GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP—“cash flow provided by operating activities.”

Unlevered After-Tax Cash Flow

Free cash flow includes cash paid for interest. We also review our cash flow adjusted for cash paid for interest, a measure we call unlevered after-tax cash flow. Management believes this measure provides investors with an additional important perspective on our cash generation ability. We consider unlevered after-tax cash flow to be an important indicator of the performance of our businesses and believe the presentation is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. A limitation of the use of this measure is that it does not reflect the charges for cash interest and, therefore, does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, this measure should be considered in addition to, not as a substitute for, net cash flow provided by operating activities and other measures of liquidity reported in accordance with GAAP.

Figure 7. Warner Music Group Corp.—Calculation of Free Cash Flow and Unlevered After-Tax Cash Flow, Three and Twelve Months Months Ended 9/30/07 versus 9/30/06 (dollars in millions)

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Twelve Months Ended September 30, 2007	Twelve Months Ended September 30, 2006
	(unaudited)	(unaudited)	(audited)	(audited)
Net cash flow provided by operating activities	$105	$84	$302	$307
Less: Capital expenditures	8	12	29	30
Less: Cash paid for investments, net, excluding short-term investments	145	10	251	105

Free Cash Flow (a)	$(48)	$62	$22	$172

(a) - Free Cash Flow includes cash paid for interest as follows (in millions):

	Three Months Ended September 30, 2007	Three Months Ended September 30, 2006	Twelve Months Ended September 30, 2007	Twelve Months Ended September 30, 2006
	(unaudited)	(unaudited)	(audited)	(audited)
Free Cash Flow	$(48)	$62	$22	$172
Plus: Cash paid for interest	15	23	136	141

Unlevered After-Tax Cash Flow	$(33)	$85	$158	$313

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Media Contact:	Investor Contact:
Will Tanous	Jill Krutick
(212) 275-2244	(212) 275-4790
Will.Tanous@wmg.com	Jill.Krutick@wmg.com